Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Nuveen Tax-Advantaged Floating Rate Fund

In planning and performing our audit of the financial statements of Nuveen Tax-Advantaged Floating Rate Fund (the Fund ) as of and for the year ended June 30, 2011, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A funds internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and directors of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).
However, except for the matter described below, we noted no deficiencies in the Funds internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of June
30, 2011.

The Fund invests a substantial portion of its assets in preferred stocks issued by middle market banks. The issuer of one middle market bank preferred stock holding, RMG Capital Corporation ( RMG ), agreed on June 6, 2011 to be acquired by Opus Bank. Public information regarding the merger caused a significant increase in the value of the RMG common shares on June 7, 2011, and an increase in the market value of the RMG preferred stock on and after that same date. The Fund, its adviser, and its sub-adviser did not become aware of the merger and its impact on the value of the RMG preferred stock until July 5, 2011, after the end of the reporting period. The error was identified July 5, 2011. The financial statements of the Fund were adjusted as of June 30, 2011 to reflect the increased value of the RMG preferred stock holding. However, daily net asset values ( NAVs ) reported by the Fund for the period from June 7, 2011 through July 1, 2011 excluded the impact of the RMG acquisition by Opus Bank. Management has analyzed any potential impact to shareholders of the Fund during the period the NAV was misstated and has enhanced the Funds controls to identify in a more timely manner events that might substantially impact the in turn the Funds NAV.


This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ERNST & YOUNG LLP



Chicago, Illinois
August 29, 2011